EXHIBIT A                                                         EXECUTION COPY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                                   FOHP, INC.

                   CONVERTIBLE SUBORDINATED SURPLUS DEBENTURES

                                 April 30, 1997


     FOHP, Inc., a New Jersey corporation (the "Company"), for value received, promises to pay to Foundation Health Systems, Inc., a Delaware corporation formerly known as "Health Systems International, Inc." ("FHS"), or its registered assigns, the aggregate principal sum (such aggregate principal sum being referred to herein as the "Principal Amount") of (i) the sum (such sum being referred to herein as the "Initial Principal Amount") of (A) $50,000,000 plus (B) the "Phase-In Period Management Fee Amount" (as such term is defined in Section 4.2(a) of the General Administrative Services Management Agreement, dated the date hereof, between the Company and FHS) of $1,701,120.38, (ii) the aggregate amount of Defaulted Interest (as such term is defined in Section 1 hereof), (iii) the aggregate amount of Unpaid Management Fees (as such term is defined in Section 5.1 hereof) and Indemnification Obligations (as such term is defined in Section 5.2 hereof), (iv) such other amounts as shall become additional Principal Amounts pursuant to the terms hereof and (v) accrued and unpaid interest on the amounts set forth in clauses (i) through (iv) above. The Principal Amount hereof, and the interest thereon, shall be payable at the main office of the Company or by mail to the registered address of the holder hereof on April 30, 2002 (the "Maturity Date"), subject to the provisions set forth in
Section 4 hereof. No such payment shall be required to the extent that such Principal Amount and interest is or has been converted into Conversion Shares (as such term is defined in Section 2 hereof) under the terms of the Debentures evidenced by this instrument (the "Debentures").

     These Debentures have been issued pursuant to the Amended and Restated Securities Purchase Agreement, dated February 10, 1997, as amended by an Amendment dated as of March 13, 1997, among FHS, the Company and First Option Health Plan of New Jersey, Inc., a New Jersey corporation and a wholly-owned subsidiary of FOHP ("FOHP-NJ") (referred to herein, as so amended, as the "Purchase Agreement"). FHS and the Company have also entered into (i) the General Administrative Services Management Agreement (the "Administrative Management Agreement") and (ii) the Management Information Systems and Claims Processing Services Management Agreement (together, with the Administrative Management Agreement, referred to herein, collectively, as the "Management Agreements") each dated April 30, 1997.

     The following is a statement of the rights of the holder hereof and the conditions to which these Debentures are subject, and to which the holder hereof, by the acceptance hereof, agrees:

     1. Interest. The Principal Amount hereof shall bear interest at an annual rate equal to the rate charged to FHS under its credit facility (the "BA Facility") issued by a consortium of commercial banks led by Bank of America, National Trust & Savings Association or such credit facility as is used to refinance the BA Facility (the "Rate"), which Rate shall be subject to adjustment at the beginning of each calendar quarter and shall become due and payable, subject to the provisions of Section 4.1(b) hereof, with respect to any given calendar quarter within 10 days after the end of such quarter. Any such interest not paid when due and payable shall be considered "Defaulted Interest" and shall be included in the Principal Amount hereunder.

     2.   Conversion.

          (a) The Initial Principal Amount in its entirety shall be convertible at any time on or before the Maturity Date, at the option of FHS or any subsequent holder hereof, into such number of shares (referred to herein as "Conversion Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company as is equal to 71 percent of the total equity of the Company (or 5,109,158 shares given the 2,086,839 shares currently outstanding) as of the date hereof (as such total equity may be increased from time to time to reflect any securities issued pursuant to Section 6.2 of, or otherwise expressly contemplated to be issued under, the Purchase Agreement) on a fully-diluted basis (i.e., taking into account the conversion of such Initial Principal Amount, the conversion of all other securities convertible into shares of Common Stock and the exercise of all warrants and options exercisable for shares of Common Stock).

          (b)(i) Any and all portions of the Principal Amount other than the Initial Principal Amount shall be convertible into such number of Conversion Shares at any time prior to or on the Maturity Date (such conversion ratio being referred to herein as the "Conversion Ratio") which will equal, for each $1,000,000 of Principal Amount so converted, an additional 1.42 percent of the total equity of the Company, as of the date hereof (as such total equity may be increased from time to time to reflect any securities issued pursuant to Section
6.2 of, or otherwise expressly contemplated to be issued under, the Purchase Agreement) on a fully-diluted basis (i.e., taking into account the conversion of the Initial Principal Amount, the conversion of all other securities convertible into shares of Common Stock, the exercise of all warrants and options exercisable for shares of Common Stock, and such partial conversion of such Principal Amount).

               (ii) Consistent with Section 2(a) hereof, the Initial Principal Amount shall be convertible, in part, at any time on or before the Maturity Date, at the option of FHS or any subsequent holder hereof, into such number of Conversion Shares which will equal, for each $1,000,000 of Initial Principal Amount so converted, an additional percentage (which is the percentage calculated by multiplying (A) 1.42 percent by (B) a fraction (I) the numerator of which is 50,000,000 and (II) the denominator of which is 51,701,120.38) of the total equity of the Company, as of the date hereof (as such total equity may be increased from time to time to reflect any securities issued pursuant to
Section 6.2 of, or otherwise expressly contemplated to be issued under, the Purchase Agreement) on a fully-diluted basis (i.e., taking into account such partial conversion of the Initial Principal Amount and the conversion of the remainder of such Initial Principal Amount, the conversion of all other securities convertible into shares of Common Stock and the exercise of all warrants and options exercisable for shares of Common Stock).

          (c) The Company hereby represents and warrants that each of the foregoing numbers of Conversion Shares into which these Debentures are convertible shall represent the respective percentages of total equity of the Company as set forth in this Section 2. In the event of any inaccuracy in the representation and warranty of the Company set forth in this Section 2 or any subsequent issuance of securities by the Company without the consent of the holder hereof in contravention of the terms hereof, the number of shares of Common Stock into which the Principal Amount hereof is convertible shall be increased such that the conversion rights of the holder hereof as of the date hereof on a fully-diluted basis takes into account the facts giving rise to such misrepresentation or, unless the Purchaser shall have previously made a claim for indemnification or declared an event of default under the Purchase Agreement or these Debentures on the basis of such issuance, the shares so issued by the Company, as the case may be.

          (d) In order to exercise its conversion rights provided under the terms of this Section 2, the holder hereof will surrender these Debentures, together with a notice of conversion indicating the portion of the Principal Amount converted into Conversion Shares substantially in the form attached hereto as Exhibit A, to the Company at any time during usual business hours at its office at 2 Bridge Avenue, Building 6, Red Bank, New Jersey 07701-1106,
Attention: President (or at such other address as the Company may designate from time to time by written notice to the holder). FHS shall also provide to the New Jersey Department of Banking and Insurance (the "New Jersey Department") at least three days advance written notice of such conversion right exercise or the consummation of any other transaction, in either case which would result in FHS owning greater than 10 percent of the then-issued and outstanding Common Stock at such time.

     3.   Issuance of Stock on Conversion.

          3.1 Delivery of Certificates. These Debentures shall have been deemed to have been surrendered for conversion and converted at the close of business on the date on which these Debentures and notice of conversion from the holder hereof are received by the Company, and on such receipt the Company will issue and deliver at its sole expense, as soon as practicable after such date, a certificate or certificates of its Common Stock evidencing the number of shares into which these Debentures have been converted to the holder hereto.

          3.2 Lost Certificates. In the event such certificate or certificates are lost, mutilated or destroyed, such certificate or certificates may be replaced, provided notice is submitted by the holder of such certificate or certificates, along with any other required supporting documentation.

          3.3 No Fractional Shares. No fractional shares shall be issued on conversion hereof. If upon any conversion of these Debentures the holder hereof would be entitled to recover a fraction of a share of Common Stock, such fraction of a share shall be rounded up or down, as the case may be, to the nearest whole number of shares of Common Stock.

          3.4 Adjustment upon Changes in Capitalization. In the event of any change in Common Stock by reason of a stock dividend, stock split, merger, recapitalization, combination, exchange of shares, issuer tender offer or share repurchase or other similar transaction, the type and number of shares or securities into which the Debentures is convertible shall be adjusted appropriately.

     4.   Ranking of Debentures.

          4.1  Obligation to Repay.

               (a) The obligation of the Company to repay the Principal Amount and accrued interest under these Debentures shall be subordinated to all other indebtedness of the Company and its subsidiaries.

               (b) (i) No payments shall be made, in respect of all or any portion of the Principal Amount or interest thereon, except with the prior approval of the New Jersey Department. Such approval may not be withheld if the Company or FHS provides the New Jersey Department with notice at least 10 business days in advance of any such payments that FOHP-NJ's statutory surplus exceeds 125 percent of FOHP-NJ's minimum net worth requirement, unless the New Jersey Department reasonably determines that FOHP-NJ's financial condition would be impaired as a result of such payment. The Principal Amount shall be suspended and shall not mature to the extent FOHP-NJ's net worth, as determined by the New Jersey Department, is inadequate to make interest payments on these Debentures.

               (ii) It is acknowledged by the parties that only the Initial Principal Amount shall initially be considered statutory surplus under relevant regulations promulgated by the New Jersey Department, and any additional amounts of the Principal Amount shall be considered such statutory surplus only upon the approval of the New Jersey Department.

          4.2 Bankruptcy, Dissolution and Liquidation. Upon any bankruptcy, dissolution or liquidation of the Company, these Debentures shall thereupon be deemed to be converted into Conversion Shares and shall thereupon be treated as pari passu with then-outstanding shares of capital stock of the Company.

          4.3 No Impairment. Nothing contained in this Section 4 shall impair, as between the Company and the holder hereof, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof the Principal Amount and interest thereon (except to the extent these Debentures are converted into Conversion Shares).

     5. Additional Principal.

          5.1 Unpaid Management Fees. In the event any of the amounts due and payable to FHS under the Administrative Management Agreement are not paid when due (other than as a direct result of the actions of FHS under the Management Agreements), such amounts (referred to herein as the "Unpaid Management Fees") may, at the option of the holder hereof by notice provided to the Company, be added to, and shall thereupon become part of, the Principal Amount; provided, however, that, for purposes of these Debentures, Unpaid Management Fees shall not include amounts that become due and payable in the 1998 calendar year but which are not paid because of actual or projected statutory net worth deficiencies of the Company (the "Deferred Management Fees") provided that such Deferred Management Fees are ultimately paid on or before the end of the immediately following calendar quarter.

          5.2 Indemnification Obligations. In the event the Company becomes obligated to make one or more indemnification payments to FHS under Section 9.1 of the Purchase Agreement, whether due to breach of a representation or warranty or otherwise, then the amount of such indemnification payment or indemnification payments (referred to herein as the "Indemnification Obligations") may, at the option of the holder hereof by notice provided to the Company, be added to, and shall thereupon become part of, the Principal Amount; provided, however, that in no event may the holder hereof cause the amount of such indemnification payment to be so added to the Principal Amount until the date that is the later of (a) one year from the time FHS first made its claim under Section 9.1 with respect to such indemnification payment, or (b) six months after adjudication of such claim.

     6.   Covenants.

          6.1 Affirmative Covenants. From and after the date hereof until the earlier of the Maturity Date or the conversion of these Debentures, the Company shall comply with and perform each of the following covenants and agreements:

               6.1.1 Financial Reporting. The Company will furnish to FHS copies of the following financial statements, reports and information:

               (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the Company's consolidated annual report (including audited balance sheets, statements of operations, statements of stockholders' equity and statements of cash flow) for the Company and its subsidiaries for such fiscal year, prepared in accordance with generally accepted accounting principles ("GAAP") consistent with the preceding year, certified by Ernst & Young, LLP or such other independent public accountants as shall be approved by the holder hereof, which approval shall not be unreasonably withheld;

               (b) as soon as available and in any event within 45 days after the end of each calendar quarter, a consolidated balance sheet, statement of operations and statement of cash flow for the Company and its subsidiaries, as of the end of, and for, each such quarter, prepared in accordance with GAAP consistently applied (subject to the absence of notes and to customary and reasonable year-end adjustments), certified by the Company's chief financial officer as fairly and accurately representing the financial condition of the Company and its subsidiaries as of the end of, and for, the period covered thereby; and

               (c) such other information with respect to the financial condition and operations of the Company and its subsidiaries as the holder hereof may reasonably request.

               6.1.2 Payment of Taxes and Claims. The Company will duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a lien or charge upon the properties, assets, earnings or business of the Company or any of its operating subsidiaries; provided, however, that nothing contained in this Section 6.1.2 shall require the Company to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company in good faith shall contest the validity thereof and shall set aside on its books adequate reserves with respect thereto. In the event the Company fails to satisfy its obligations under this Section 6.1.2, FHS may, but is not obligated to, satisfy such obligations in whole or in part, and any payments made and expenses incurred in doing so shall constitute additional indebtedness to FHS and shall be paid or reimbursed by the Company as additional Principal Amount.

               6.1.3 Selection of Accountants. As long as these Debentures are outstanding, the holder hereof shall have the right to approve the accounting firm retained or to be retained by the Company to render accounting advice thereto (such approval not to be unreasonably withheld).

               6.1.4  Maintenance of Corporate Existence and Properties.

               (a) The Company will, and will cause each of its operating subsidiaries to, at all times do or cause to be done all things necessary to maintain, preserve and renew its corporate charter and its rights, and comply in all material respects with all related laws applicable to the Company and such operating subsidiary; provided, however, that nothing contained in this paragraph shall (i) require the Company or such operating subsidiary to maintain, preserve or renew any right not material in the conduct of the business of the Company or such operating subsidiary, (ii) prevent the termination of the corporate existence of such operating subsidiary of the Company if, in the reasonable opinion of the Board of Directors of the Company, such termination is not disadvantageous to the holder hereof or (iii) require the Company or such operating subsidiary to comply with any law so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings.

               (b) The Company will as soon as practicable give written notice to the holder hereof of any litigation, arbitration or governmental investigation or proceeding, which has been instituted or, to the knowledge of the Company, is threatened against the Company or any of its operating subsidiaries, or any of their respective properties, which (i) involves or is likely to involve a claim or claims for damages, penalties or awards in excess of $100,000 in the case of claims for which the Company is not adequately insured or in excess of $300,000 in the case of claims for which the Company is adequately insured; (ii) if determined adversely to the Company or such operating subsidiary would have a material adverse effect thereon; or (iii) relates to the Purchase Agreement or any documents executed pursuant thereto.

               (c) The Company will provide or cause to be provided for itself and its operating subsidiaries insurance against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in no event involving material differences from the insurance currently generally maintained.

               (d) The Company will keep true books of records and accounts in which full and correct entries in all material respects will be made of all its business transactions and the business transactions of its operating subsidiaries, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP (subject to customary and reasonable year-end adjustments) and as otherwise required by the New Jersey Department.

               (e) The Company will, and will cause each of its operating subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions relating to federal, state and local laws and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality with respect thereto, and of any court, arbitrator or other body with jurisdiction and authority, in respect of the conduct of the respective businesses thereof and the ownership of their respective properties, except those, the violations of which would not have a material adverse effect thereon and except such as are being contested in good faith.

               6.1.5 Notice of Event of Default. In addition to any other reporting requirements set forth herein, the Company shall have an immediate obligation to report to the holder hereof the occurrence of any Event of Default (as defined in Section 7 hereof) or any event which, with the giving of notice or the passage of time, or both, would constitute any such Event of Default.

               6.1.6  Board Composition.

               (a) Prior to full conversion of these Debentures and while they are outstanding, FHS shall be permitted to designate such number of directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's Subsidiaries as represents the greater of (i) no less than 15 percent of the directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's subsidiaries or (ii) such greater percentage of the directors on the Board of Directors of the Company and of the Boards of Directors of each of the Company's subsidiaries as is equal to the percentage ownership by FHS of all outstanding Common Stock in the event such percentage exceeds 15 percent.

               (b) Upon conversion of the entire Principal Amount, FHS, through its ownership of Conversion Shares, shall be permitted to designate and elect such number of directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's subsidiaries as represents the percentage of the directors on the Board of Directors of the Company and the Board of Directors of each of the Company's subsidiaries as is equal to FHS' percentage ownership of all outstanding Common Stock, with such number of directors to be increased as such ownership may be increased from time to time notwithstanding any "staggered term" or other conflicting provision.

               (c) In no event shall the number of directors of the Board of Directors of the Company or the board of directors of any of the Company's subsidiaries exceed 12 without the prior written consent of the holder hereof (subject to the requirements set forth in Article III Section 1 of the Bylaws of the Company that, during the period specified therein, there be at least three directors on such Board of Directors who are not designees of FHS).

          6.1.7     Letters of Credit.

                    (a) The Company shall not draw any amounts under any letter of credit during the period when these Debentures are outstanding unless so required by either the New Jersey Department or the New Jersey Department of Health and Senior Services to so draw amounts under any such letter of credit, in which event all amounts so drawn shall be placed and maintained in a separate and segregated account from which funds shall be used to satisfy in full all such obligations relating to letters of credit. The Company shall provide written notice to FHS of its intent to draw any amounts under any letter of credit during the period when these Debentures are outstanding.

                    (b) The Company has placed and maintained all amounts drawn under letters of credit prior to or on the date hereof in a separate and segregated account, which amounts shall be used immediately after the Initial Closing (as such term is defined in the Purchase Agreement) to satisfy all obligations relating to such letters of credit.

          6.1.8 Use of Proceeds. The Company shall, immediately upon receipt of the Initial Principal Amount at the Initial Closing on the date hereof, make a capital contribution of such amount (less fees and expenses incurred by the Company in connection with the transactions consummated at the Initial Closing pursuant to the Purchase Agreement) to FOHP-NJ.

          6.2 Negative Covenants. From and after the date hereof, the Company shall not, and shall cause its operating subsidiaries to not, do any of the following:

               6.2.1 Restrictions on Sale of Assets, Consolidations, Mergers and Acquisitions.

               (a) The Company will not, and will cause each of its operating subsidiaries to not, sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets (other than in connection with the sale of securities issued by the United States government the proceeds of which are used to purchase additional securities of the United States government).

               (b) The Company shall not, and shall cause each of its operating subsidiaries to not, without the prior written consent of the holder hereof, consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into it; provided, however, that a subsidiary of the Company may consolidate with or merge into the Company or a wholly-owned subsidiary of the Company.

               (c) The Company shall not and shall cause each of its operating subsidiaries to not, acquire, by asset or stock purchase, merger or otherwise, the assets or stock of any other corporation or partnership without the prior written consent of the holder hereof.

               6.2.2 Additional Indebtedness. The Company will not, and will cause each of its operating subsidiaries to not, create, incur, assume or suffer to exist any indebtedness for borrowed money ("Borrowed Money") after the date hereof except for (i) Borrowed Money evidenced by these Debentures and
(ii) other Borrowed Money, incurred with the consent of the holder hereof, the proceeds of which are used in the ordinary course of business of the Company or such operating subsidiary, as the case may be.

               6.2.3 Liens and Encumbrances. The Company will not, and will cause each of its operating subsidiaries to not, cause or permit any of its assets or properties, whether now owned or hereafter acquired, to be subject to any liens or encumbrances except in the ordinary course of business of the Company or such operating subsidiary, as the case may be.

               6.2.4 Guarantees. The Company shall not and shall cause each of its operating subsidiaries to not, become liable as a guarantor, or otherwise, without the prior written consent of the holder hereof, except for guarantees provided as to obligations of a wholly-owned subsidiary of the Company.

               6.2.5 Restrictions on Dividends, Distributions and Investments. The Company will not, without the prior written consent of the holder hereof:

               (a) declare or pay any dividend or make any other distributions on any shares of the Company's capital stock;

               (b) except as otherwise permitted by the Purchase Agreement, redeem, purchase or otherwise acquire for value any shares of the Company's capital stock or any warrants, rights or other options to purchase such capital stock; or

               (c) except as otherwise permitted by the Purchase Agreement permit its ownership of voting capital stock of any subsidiary of the Company to be less than 100 percent.

               6.2.6 Issuance of Additional Stock. Except as otherwise expressly contemplated herein, the Company will not, without the prior written consent of the holder hereof, issue any additional shares of Common Stock or any other capital stock of the Company, or any options, stock appreciation rights, warrants or other rights to acquire the Common Stock or any interest therein, or other rights to acquire authorized and unissued shares of capital stock of the Company, or modify terms of existing securities so as to in any manner dilute the existing conversion rights of the holder hereof.

               6.2.7 Granting of Pre-Emptive Rights and Rights of First Refusal. Except as otherwise expressly contemplated herein, the Company will not, without the prior written consent of the holder hereof, grant any pre-emptive rights or rights of first refusal to any shareholders of the Company.

               6.2.8 Additional Prohibited Transactions. Neither the Company nor any of its subsidiaries shall take any of the following actions or engage in any of the following transactions without the prior written consent of the holder hereof:

               (a)  amend its certificate of incorporation or bylaws;

               (b) make capital expenditures (including such expenditures made by the Company and all such subsidiaries) exceeding, in the aggregate, $1,000,000 during any calendar year;

               (c) make any material change in the scope of the business of the Company;

               (d) file for receivership, dissolution, liquidation or bankruptcy;

               (e) acquire equity securities (other than pursuant to a buyback or repurchase of equity securities issued by the Company) or assets of any other person or entity involving payments aggregating in excess of $1,000,000 during any calendar year;

               (f) file a registration statement with respect to the public sale of securities of the Company under the Securities Act of 1933, as amended; or

               (g) enter into, assume or become bound by any agreement to do any of the foregoing or otherwise attempt to do any of the foregoing.

     7.   Default.

          7.1 Events of Default. An "Event of Default" shall exist if any of the following occurs and is continuing as to the Company:

               (a) Default shall be made by the Company on a payment of the Principal Amount or interest on these Debentures, when and as such Principal Amount and interest, as the case may be, shall become due and payable by acceleration or otherwise; or

               (b) Default shall be made in the performance or observance of any covenant, condition, undertaking or agreement contained in these Debentures or in the Purchase Agreement (other than any defaults relating to actions taken by, or omissions of, FHS in connection with the performance of its obligations under the Management Agreements), and such default shall continue for 20 days without being cured after the holder hereof provides to the Company written notice of such default; or

               (c) Any warranty, representation or other statement made by or on behalf of the Company contained in these Debentures or the Purchase Agreement shall be false or misleading in any material respect at the time such warranty, representation or other statement, as the case may be, was made; or

               (d) The Company or any of its operating subsidiaries shall (i) file a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert, a petition filed against the Company seeking relief under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time or (ii) file a petition or answer with respect to relief under the provisions of any other now-existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof or of any other country or province thereof or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

               (e) (i) An order for relief shall be entered against the Company or any of its operating subsidiaries under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time, which order is not stayed and remains unstayed for a period of 45 days, (ii) the entry of an order, judgment or decree by operation of law or by a court or by the New Jersey Department having jurisdiction in the premises which is not stayed and remains unstayed for a period of 45 days (A) adjudging the Company or any of its operating subsidiaries bankrupt or insolvent under, or ordering relief against the Company or any of its operating subsidiaries or by the New Jersey Department under, or approving a properly-filed petition seeking relief against the Company or any of its operating subsidiaries or by the New Jersey Department under the provisions of any other now-existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof or of any other country or province thereof or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, (B) appointing a receiver, supervisor, liquidator, assignee, sequestrator, trustee or custodian of the Company or any of its operating subsidiaries or of any substantial portion of the property of the Company or any such operating subsidiaries, or (C) ordering the reorganization, winding-up or liquidation of the affairs of the Company or any of its subsidiaries, or
     (iii) the expiration of 60 days after the filing of any involuntary petition against the Company or any of its operating subsidiaries seeking any of the relief specified in paragraph (d) of this Section 7.1 or this
     Section 7.1 (e) without dismissal of such petition; or

               (f) The Company or any of its operating subsidiaries shall (i) make a general assignment for the benefit of creditors, (ii) consent to the appointment of, or taking possession of all or a substantial part of the property of the Company or any such operating subsidiary by, a receiver, supervisor, liquidator, assignee, sequestrator, trustee or custodian of the Company or any such operating subsidiary, (iii) admit its insolvency or inability to pay its debts generally as such debts become due, (iv) fail generally to pay its debts as such debts become due or (v) take any action (including such actions taken by the Company's directors or a majority of the Company's shareholders) regarding the dissolution or liquidation of the Company or any such operating subsidiary.

          7.2 Remedies. In case any one or more of the Events of Default specified in Section 7.1 hereof shall have occurred and be continuing, the holder hereof shall have the right to accelerate payment of the entire Principal Amount, and all interest accrued thereon, and, upon such acceleration, such Principal Amount and interest shall thereupon become immediately due and payable, without any presentment, demand, protest or other notice of any kind (which presentment demand, protest or other notice of any kind are hereby expressly waived), and the Company shall forthwith pay to the holder hereof the entire then outstanding Principal Amount, and interest accrued thereon, due pursuant to these Debentures; provided, however, that any such payment by the Company must be in accordance with Section 4.1(b)(i) hereof.

     8.   Miscellaneous.

          8.1 Waiver and Amendment. Any provision of these Debentures may be amended, waived or modified only upon the written consent of the Company, the holder hereof and the New Jersey Department.

          8.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by certified, registered or express mail, postage prepaid, or sent by reputable overnight courier. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mail or, if sent by overnight courier, the business day next succeeding the date the notice is sent, as follows:

          (a)  if to FHS, to:

               Foundation Health Systems, Inc.
               225 North Main Street
               Pueblo, Colorado  81003
               Attention:     Senior Vice President, General Counsel and
                              Secretary
               Fax:  (719) 585-8175

          (b)  if to the Company, to:

               FOHP, Inc.
               2 Bridge Avenue
               Red Bank, New Jersey  07701
               Attention:     Senior Vice President, General Counsel and
                              Secretary
               Fax:  (908) 842-5404

               with a copy to:

               Shereff, Friedman, Hoffman & Goodman, LLP
               919 Third Avenue
               New York, New York 10022-9998
               Attention:  Charles I. Weissman, Esq.
               Fax:  (212) 758-9526

               and with an additional copy to:

               Giordano, Halleran & Ciesla, P.C.
               125 Half Mile Road
               Post Office Box 190
               Middletown, New Jersey 07748
               Attention:  Paul T. Colella, Esq.
               Fax:  (908) 224-6599

Any party may by notice given in accordance with this section to the other party designate another address or person for receipt of notices hereunder.

          8.3 Governing Law. These Debentures shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

          8.4 Headings. The headings herein are for purposes of convenience and reference only, and shall not affect the construction hereof.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, issued and delivered this 30th day of April, 1997.

                              FOHP, INC.



                              By:_____________________
                                 Name:  Donald Parisi
                                 Title: Acting President and Chief Executive
                                        Officer and General Counsel



Acknowledged and Agreed:

     FOUNDATION HEALTH SYSTEMS, INC.



     By:________________________
        Name:
        Title:


            EXHIBIT A TO CONVERTIBLE SUBORDINATED SURPLUS DEBENTURES




          The holder of Convertible Subordinated Surplus Debentures, dated as of April 30, 1997 (the "Debentures"), issued by FOHP, Inc. (the "Company") hereby notifies the Company, in accordance with Section 2 of the Debentures, of its conversion of $ ____ of the Principal Amount (as such term is defined in the Debentures) of the Debentures into _____ shares of common stock, par value $.01 per share, of the Company.



Principal Amount to be Converted             Number of Shares







          IN WITNESS WHEREOF, this Notice of Conversion is executed as of ______ ___, ____.


                              ____________________